UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2008

BRADLEY PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-31680	22-2581418
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

383 Route 46 West, Fairfield, NJ	07004-2402
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (973) 882-1505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On February 21, 2008, Bradley Pharmaceuticals, Inc. (the “Company”) terminated the Second Amended and Restated Credit Agreement, dated as of August 3, 2007, among the Company, certain of its subsidiaries, and Wachovia Bank, National Association, as administrative agent.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Effective February 21, 2008, Nycomed US Inc. (“Nycomed”) completed its previously announced acquisition of the Company (the “Merger”). In connection with the Merger, the Company’s shares of common stock, par value $0.01 per share, were delisted from the New York Stock Exchange.

Item 3.03.	Material Modification to Rights of Security Holders.

On February 21, 2008, pursuant to the terms of the Agreement and Plan of Merger among Nycomed, Phase Merger Sub Inc. and the Company dated October 29, 2008 (the “Merger Agreement”), each share of Company common stock, par value $0.01, and Class B common stock, par value $0.01, issued and outstanding immediately prior to the effective time of the Merger was canceled and automatically converted into the right to receive $20.00 per share in cash, without interest.

Item 5.01.	Changes in Control of Registrant.

Upon the closing of the Merger, the Company became a wholly owned subsidiary of Nycomed.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the terms of the Merger Agreement, immediately upon completion of the Merger on February 21, 2008, each of the officers and directors of the Company resigned and were replaced by the officers and directors of Phase Merger Sub Inc.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 21, 2008, the Company filed with the Secretary of State of the State of Delaware amended and restated Articles of Incorporation, which became effective on such date. A copy of the Amended and Restated Articles of Incorporation is included as Exhibit 5.1 to this Current Report on Form 8.K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 5.1 Amended and Restated Articles of Incorporation of Bradley Pharmaceuticals, Inc.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRADLEY PHARMACEUTICALS, INC.

Dated: February 21, 2008	By:	/s/ Paul McGarty Paul McGarty President and Chief Executive Officer